Exhibit 99.1

FOR IMMEDIATE RELEASE June 11, 2008	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL ANNOUCES LONG-TERM SUPPLY CONTRACTS WITH
BOMBARDIER AEROSPACE AND BELL HELICOPTER
      Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), a leading supplier of high-end titanium products and solutions, announced today that it has signed two long-term contracts to supply a wide range of structural and flight control component parts and complex electro-mechanical assemblies to Bombardier Aerospace and Bell Helicopter.
     RTI expects these two contracts to collectively generate more than $85 million in revenues over the next five years. RTI will manufacture Bombardier aircraft parts such as seat tracks, center console pedestals, wing hinge boxes, wing ribs and vane actuators. Bombardier has contracted RTI to provide these precision-machined components on six models for the entire duration of the programs. Similarly, RTI will produce flight parts for Bell Helicopter Textron Canada’s program including pilot control sticks and floor and roof beams. Bell has signed a minimum five-year agreement with RTI, which may be extended, for work on nine models. RTI’s Claro facility, located near Montreal, Canada, will manufacture the components for both contracts.
     “We are delighted to be working with two aerospace leaders, Bombardier and Bell. Today’s announcement represents the continued success of RTI’s strategy to become a fully-integrated supplier of specialty metals for customers. It also further demonstrates RTI’s unique capabilities and service offerings in machining hard metals for the aerospace industry,” said Dawne S. Hickton, Vice-Chairman and Chief Executive Officer of RTI. “As we previously indicated, RTI has been aggressive in identifying new business opportunities for higher value-added products and services to fill the available capacity in the Fabrication Group as a result of the Boeing 787 production schedule delay.”
About RTI International Metals:
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded
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June 11, 2008

shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
About Bell Helicopter:
     Bell Helicopter is an industry-leading producer of commercial and military, manned and unmanned vertical lift aircraft and the pioneer of the revolutionary tilt rotor aircraft. Globally recognized for world-class customer service, innovation and superior quality, Bell’s global workforce serves customers flying Bell aircraft in more than 120 countries. To learn more about Bell Helicopter, visit their website at www.bellhelicpoter.textron.com.
About Bombardier Aerospace:
     A world-leading manufacturer of innovative transportation solutions, from commercial aircraft and business jets to rail transportation equipment, systems and services, Bombardier Inc. is a global corporation headquartered in Canada. Its revenues for the fiscal year ended January 31, 2008, were $17.5 billion US, and its shares are traded on the Toronto Stock Exchange (BBD). Bombardier is listed as an index component to the Dow Jones Sustainability World and North America indexes. News and information are available at www.bombardier.com.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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